EXHIBIT 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

GENAERA CORPORATION ANNOUNCES 2008 FINANCIAL RESULTS

Plymouth Meeting, PA —March 3, 2009 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2008. The net loss for the year ended December 31, 2008 was $16.0 million, or $(0.92) per share basic and diluted, as compared to a net loss of $15.7 million, or $(0.90) per share basic and diluted, for the year ended December 31, 2007. The net loss for the quarter ended December 31, 2008 was $3.6 million, or $(0.20) per share basic and diluted, as compared to a net loss of $5.8 million, or $(0.33) per share basic and diluted, for the quarter ended December 31, 2007. The loss from operations for the year and quarter ended December 31, 2008 was $16.7 million and $3.6 million, respectively, as compared to $17.2 million and $6.1 million for the same periods in 2007.

Genaera’s research and development expenses for the year and quarter ended December 31, 2008 were $11.7 million and $2.2 million, respectively, compared to $13.1 million and $3.6 million, respectively, for the same periods in 2007. The decrease in research and development expenses for the year ended December 31, 2008 as compared to the same period in 2007 was primarily due to a decrease in clinical, manufacturing and personnel costs as a result of the discontinuation of the EVIZON™ (squalamine lactate) program for the treatment of wet age-related macular degeneration and the LOMUCIN™ program for the treatment of cystic fibrosis in 2007. This decrease was partially offset by an increase in clinical and third-party contract research expenses related to the trodusquemine (MSI-1436) program for the treatment of type 2 diabetes and obesity and an increase in indirect expenses as a result of an increase in stock-based compensation expense, partially offset by decreases in various other expenses.

Genaera’s general and administrative expenses for the year and quarter ended December 31, 2008 were $6.5 million and $1.5 million, respectively, compared to $6.8 million and $2.5 million, respectively, for the same periods in 2007. The decrease in general and administrative expenses for the year ended December 31, 2008 as compared to the same period in 2007 was due to decreases in bonus expense, legal and accounting fees, personnel expenses, realignment costs, investor and public relations expense, public company expenses and consulting fees as a result of cost cutting initiatives implemented in May 2008. The decreases were partially offset by an increase in stock-based compensation expense.

The Company’s cash, cash equivalents and short-term investment balance was $8.1 million at December 31, 2008.

About Genaera

Genaera Corporation is developing trodusquemine (MSI-1436), for type 2 diabetes and obesity currently in phase 1 clinical testing and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at

http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as from other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share data)
	(Unaudited)

	Year Ended		Quarter Ended
	December 31,		December 31,

	2008	2007	2008	2007
Revenues	$ 1,489	$ 2,737	$ 43	$ 76
Costs and expenses:
Research and development	11,651	13,097	2,174	3,640
General and administrative	6,499	6,792	1,472	2,534
	18,150	19,889	3,646	6,174

Loss from operations	(16,661)	(17,152)	(3,603)	(6,098)
Interest income	391	1,278	46	268
Loss before income taxes	(16,270)	(15,874)	(3,557)	(5,830)
Income tax benefit	281	147	--	--

Net loss	$ (15,989)	$ (15,727)	$ (3,557)	$ (5,830)

Net loss per share – basic and diluted	$ (0.92)	$ (0.90)	$ (0.20)	$ (0.33)

Weighted average shares outstanding –	17,464	17,452	17,465	17,461
basic and diluted

CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	$8,064	$20,900
Prepaid expenses and other current assets	226	356
Fixed assets, net	146	374
Other assets	--	56
Total assets	$8,436	$21,686

Current liabilities	$1,036	$ 3,377
Long-term liabilities	--	70
Stockholders’ equity	7,400	18,239
Total liabilities and stockholders’ equity	$8,436	$21,686